Exhibit 10.2

October 15, 2020

Ms. Marisa Harney
11 West 42nd St.
New York, NY 10036

Dear Ms. Harney:

As you know, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) entered into as of October 15, 2020 by and among CIT Group Inc. (“CIT”), First Citizens BancShares, Inc. (“BancShares”), First-Citizens Bank & Trust Company (“FCB”), and FC Merger Subsidiary IX, Inc. (“Merger Sub”), Merger Sub will merge with and into CIT (the “Merger”) so that CIT is the surviving entity in the Merger effective as of the Effective Time (as defined in the Merger Agreement), and, as soon as reasonably practicable following the Effective Time, BancShares shall cause CIT to be merged with and into FCB in accordance with the Merger Agreement (collectively with the Merger, the “Closing”).
In recognition of your service to CIT, and your knowledge, skills and value to BancShares going forward and your prior agreement to certain restrictive covenants (which shall remain in effect by operation of law following the Closing), BancShares desires that you continue employment with FCB (a wholly-owned subsidiary of BancShares) following the Closing. FCB wishes to offer you an opportunity to earn a retention bonus and a separate special bonus as an incentive to remain employed by FCB for a period of time following the Closing and desires to provide for certain post-employment terms and payments as provided herein.

In consideration of the mutual agreements set forth in this letter agreement (this “Letter Agreement”), and for good and valuable consideration, the receipt and sufficiency of which you acknowledge, you and FCB agree as follows. Subject to the terms and conditions below, this Letter Agreement will be effective as of the Closing. This Letter Agreement will be of no force and effect if the Merger is not consummated and the Closing does not occur.
Positions, Reporting and Work Location. You will serve in the position set forth on Schedule A with duties, responsibilities and authorities commensurate with such position, and report to the position set forth on Schedule A. Your location of employment will be the office location at which you are currently employed, provided that (i) if FCB ceases to maintain that office location, FCB will provide you a comparable office location from which to work, and (ii) you agree to travel as reasonably requested by FCB.
Annual Base Salary and Incentive Compensation. Your annualized base salary (“Annual Base Salary”) will be no less than your annualized base salary as in effect immediately prior to the Closing (less applicable taxes and withholdings), payable according to FCB’s payroll schedule (or the payroll schedule of an affiliate of FCB, as applicable) as it exists from time to time. Additionally, you will be eligible for incentive compensation opportunities commensurate with
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those provided to other senior executives of FCB, provided, however, that (i) your first quarter CIT stock award will be the sole long-term incentive opportunity that you will receive in 2021 and (ii) your short-term incentive payout for 2021 (which will be paid in 2022) will be no less than eighty-five percent (85%) of target.
Retention Bonus. Subject to the terms of this Letter Agreement, you will receive a retention bonus in the amount set forth on Schedule A (the “Retention Bonus”), which shall, subject to your continued employment with FCB, vest in full and become non-forfeitable upon the second anniversary of the Closing; provided, however, that if you incur an Eligible Termination of Employment (as defined in Appendix A) or a Retirement (as defined in Appendix A) prior to the second anniversary of Closing, the Retention Bonus will vest in full and become non-forfeitable. In all cases, the Retention Bonus will be paid following your “separation from service” within the meaning of Section 409A, contingent upon your (or, in the case of your death, your estate’s) execution and non-revocation of a release substantially in the form of the release attached hereto as Exhibit A (the “Release”), which must be signed by you (or your estate) and returned to FCB within forty-five (45) days of your date of termination and become effective in accordance with its terms. The Retention Bonus will be paid to you (or your estate) within thirty (30) days after the Release becomes effective, unless the forty-five (45) day period for your review and execution of the Release spans two calendar years, in which case you will be paid in the later calendar year. The Retention Bonus shall be deemed to accrue interest at the applicable federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code, compounded annually.
You acknowledge and agree that the Retention Bonus will be paid in lieu of any amounts that you would have been entitled to receive upon any qualifying termination of employment under the CIT Employee Severance Plan (as amended at any time, including by that certain letter agreement between you and CIT dated as of October 15, 2020), and any other severance plans or programs of CIT or FCB, and you hereby expressly waive all rights to any payments and/or benefits under the CIT Employee Severance Plan (as amended), and any other such plans or programs. Except as otherwise provided in this Letter Agreement, for the avoidance of doubt, you will not be eligible for, and will not receive, any payments or benefits under any otherwise applicable severance plans or programs of FCB.
Special Bonus. Subject to the terms of this Letter Agreement, you will receive a special bonus in the amount set forth on Schedule A (the “Special Bonus”), which shall, subject to your continued employment with FCB through the applicable payment date, be paid fifty percent (50%) upon the first anniversary of the Closing and fifty percent (50%) upon the second anniversary of the Closing; provided, however, that if you incur an Eligible Termination of Employment prior to the second anniversary of Closing, you will immediately be paid any unpaid portion of the Special Bonus.
Employee Benefits. You will be eligible for retirement and welfare benefits as promised under the Merger Agreement to Continuing Employees (as defined in the Merger Agreement), as well as paid holidays and paid time off in accordance with applicable FCB plans and policies, which may be amended from time to time.
Treatment of Outstanding Awards. Your outstanding restricted stock unit awards and performance unit awards with respect to shares of CIT common stock (the “Outstanding Awards”) will be assumed as provided in the Merger Agreement and continue to vest over time, provided, however, that if you experience an Eligible Termination of Employment or Retirement (as defined in an applicable award agreement, or as defined in Appendix A if you remain employed until the first anniversary of the Closing) before your Outstanding Awards have vested
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in full, your Outstanding Awards will immediately vest in full as of the date of such termination and be settled in accordance with their terms.

Indemnification/D&O Insurance. You shall be indemnified and held harmless by FCB (and receive advancement of expenses) to the maximum extent permitted under applicable law and FCB’s bylaws. FCB shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to you on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of FCB as of immediately prior to Closing. Your rights under this paragraph are in addition to, and do not in any way limit, your rights under Section 6.7 of the Merger Agreement.
Miscellaneous. FCB and you intend that the benefits and payments described in this Letter Agreement will comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, guidance and other interpretative authority issued thereunder to the extent subject thereto (“Section 409A”), and that this Letter Agreement will be interpreted and construed consistent with that intent. You agree that FCB may delay any payment or portion thereof that may be due to you in accordance with the payment timing requirements of Section 409A (including any required delay until the earlier of (i) six months following your separation from service or (ii) your death for any payment that is deferred compensation and payable by reason of your separation from service).
For purposes of Section 409A, each payment made under this Letter Agreement will be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Letter Agreement will be made or provided in accordance with Section 409A, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Letter Agreement), (2) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (3) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (4) the right to reimbursement is not subject to liquidation or exchange for another benefit.
As part of your employment with FCB, you agree to abide by all of FCB’s policies and procedures as they presently exist, and as they are amended from time to time.
FCB’s obligations to make the payments provided for in this Letter Agreement and otherwise to perform its obligations hereunder will not be affected by any set-offs, counterclaims, recoupment, defense, or other claim, right or action that FCB may have against you or others. After termination of your employment or services, in no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Letter Agreement and such amounts will not be reduced whether or not you obtain other employment.
This Letter Agreement, Section 6 (280G Better Off Cutback) of the letter agreement between you and CIT dated as of October 15, 2020 (of which only Section 6 shall survive), and Appendix A together set forth the full and complete agreement regarding the terms of your employment with FCB and supersede any and all prior oral or written communications and agreements; provided, however, that any prior or other document or agreement between Employee and CIT regarding confidentiality, confidential and/or proprietary information, return of property, non-competition, non-solicitation or piracy of customers or clients or prospective customers or clients, and/or solicitation/non-inducement or hiring of employees, inventions, developments or works made for hire or other similar provisions (including without limitation the CIT Non-Competition, Non-
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Solicitation and Confidentiality Agreement dated as of April 14, 2020) shall not be superseded and shall remain in effect. To the extent there is any inconsistency between this Letter Agreement and any applicable plans, this Letter Agreement will govern.
This Letter Agreement and your employment relationship with FCB shall be governed by the laws of the State of North Carolina. Any and all claims, controversies, and causes of action arising out of or relating to this Letter Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of North Carolina, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction.
The terms, provisions, covenants and agreements contained in this Letter Agreement shall apply to, be binding upon, and inure to the benefit of FCB’s successors and assigns. You may not assign this Letter Agreement, provided that, upon your death or disability this Letter Agreement shall inure to the benefit of your estate, trustees, guardians and/or beneficiaries, as applicable.

[signature page follows]

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Your signature below indicates that you understand and agree to the terms set forth in this Letter Agreement.
Sincerely,

/s/ Craig L. Nix
Craig L. Nix
Chief Financial Officer

I HAVE READ AND UNDERSTAND THE FOREGOING LETTER AGREEMENT AND AGREE TO ACCEPT EMPLOYMENT ON THESE TERMS.

/s/ Marisa Harney	10/15/2020
Marisa Harney	Date

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DRAFT – to be modified to include state-specific provisions as applicable

Appendix A
The following definitions shall be incorporated by reference in the Letter Agreement:
“Eligible Termination of Employment” means FCB’s termination of your employment without Cause (as defined below) or upon your Disability (as defined below) or death, or your termination of your employment for Good Reason (as defined below).
“Good Reason” means, without your prior written consent, (i) you incur a diminution of your Total Targeted Compensation by 15% or more; (ii) you incur a material diminution of your duties and responsibilities following the Closing (except a temporary reduction while you are physically or mentally incapacitated); (iii) a material breach of this Agreement; or (iv) you are reassigned to a work location that is more than fifty miles from your immediately preceding work location and which increases the distance you have to commute to work by more than fifty miles. “Total Targeted Compensation” means the sum of (A) your Base Pay, (B) your targeted short-term incentive compensation, and (C) your targeted long-term incentive compensation, in each case, as in effect immediately prior to the Closing; provided, however, that Good Reason shall not exist unless (a) you have provided FCB with written notice specifying in detail the alleged condition of Good Reason within thirty (30) days of the existence of such condition; (b) FCB has failed to cure such alleged condition within ninety (90) days following its receipt of such written notice; and (c) if FCB has failed to cure such alleged condition, you initiate a separation from service within thirty (30) days following the end of such thirty (30) day cure period.
“Cause” means (i) your conviction of a felony involving moral turpitude committed at any time in connection with your services to CIT or FCB, or (ii) your willful misconduct at any time in connection with your services to CIT or FCB that is materially and demonstrably economically injurious to FCB. For purposes of this definition, no act or failure to act shall be deemed to be “willful” (A) unless such act is done or omitted to be done in bad faith or (B) if such act is done or omitted to be done based on the direction of the Board, the Chief Executive Officer or on advice of counsel to FCB. A termination for Cause shall not occur unless (a) FCB has provided you written notice specifying in detail the alleged condition of Cause within ninety (90) days of the FCB’s knowledge of such condition; and (b) if curable, you have failed to cure such alleged condition within ten (10) days following your receipt of such written notice. In addition, and for the avoidance of doubt, in order for any recoupment or similar policy of FCB to be applicable to you, any failure to comply with, or violation of, FCB’s policies or wrongdoing must be willful and material.
“Disability” means your physical or mental inability to substantially perform your duties and responsibilities under this Letter Agreement, with or without reasonable accommodation, for a period of ninety (90) days, whether or not consecutive, during any 365-day period, as determined in FCB’s reasonable discretion.
“Retirement” means your voluntary separation of service after attaining the age of 62 and four (4) years of service with FCB or one of its affiliates (inclusive of your service with CIT).

Schedule A
Position: Chief Credit Officer
Reporting Officer: Chairman and Chief Executive Officer
Retention Bonus: $2,336,500
Special Bonus: $500,000
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EXHIBIT A

FORM OF
RELEASE AGREEMENT

This RELEASE AGREEMENT (this “Agreement”) is made and entered into by ___________________ (“Executive”) and First-Citizens Bank & Trust Company (“FCB”). Throughout the remainder of this Agreement, FCB and Executive may be collectively referred to as “the Parties” or individually as a “Party.”
Executive and FCB were parties to a retention letter agreement dated [date], 2020 (“Letter Agreement”). Executive’s entitlement to the Retention Bonus, as defined in the Letter Agreement, is contingent upon [his/her] (or [his/her] estate in the event of case of [his/her] death), signing and not revoking a release of all claims.

In consideration of the mutual agreements hereinafter set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and FCB hereby agree as follows:
1. Termination. Executive’s employment with FCB terminated on [insert date of termination] by [insert description of nature of termination] (the “Termination Date”). Employee represents that [he/she] has been properly paid for all time worked and received all salary, wages, bonuses, payment for accrued but unused vacation or paid time off, expense reimbursements, and all other amounts of any kind due to [him/her] from FCB with the exception of [his/her] final paycheck which will be paid on the next regularly scheduled payroll date following the Termination Date, or earlier if required by applicable law, [any amounts and benefits due with respect to the Reserved Claims (a defined below),]1 and the benefits payable under this Agreement.

2. Consideration. In consideration of Executive’s executing and not revoking this Agreement, and subject to the terms and conditions of the Letter Agreement, FCB will pay Executive the Retention Bonus as defined in the Letter Agreement and in accordance with the terms and conditions of the Letter Agreement. Executive acknowledges that payment of the Retention Bonus is contingent upon [his/her] compliance with the terms of this Agreement.

3. Release of Claims. In consideration of the benefits conferred by this AGREEMENT, EXECUTIVE (ON BEHALF OF [HIMSELF/HERSELF], [HIS/HER] HEIRS, ASSIGNS, EXECUTORS AND OTHER REPRESENTATIVES) RELEASES FCB AND ITS PAST, PRESENT AND FUTURE PARENTS, SUBSIDIARIES, AFFILIATES, AND THEIR PREDECESSORS, SUCCESSORS, ASSIGNS, AND ITS PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, EXECUTIVES, OWNERS, INVESTORS, SHAREHOLDERS, ADMINISTRATORS, BUSINESS UNITS, EXECUTIVE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS), AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS, KNOWN OR UNKNOWN, [HE/SHE] MAY HAVE OR CLAIM TO HAVE IN EACH CASE RELATING TO [HIS/HER] RELATIONSHIP WITH FCB, OR [HHIS/HER] SEPARATION THEREFROM arising before the execution of this Agreement by Executive, including but not limited to claims: (i) for discrimination, harassment or retaliation arising under any federal, state or local laws, or the equivalent laws of an foreign country, prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as
1To be revised based on facts and circumstances at time of execution.
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amended, and the Older Worker Benefit Protection Act of 1990 (“OWBPA”)) (the release of ADEA and OWBPA claims shall collectively be referred to herein as the “ADEA Release”), sex, sexual orientation, gender identity, transgender status, national origin, race, color, religion, disability, genetic information, veteran status or other protected class discrimination, harassment or retaliation; (ii) for compensation and/or benefits including but not limited to claims under the Fair Labor Standards Act of 1938 (FLSA), as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA), the Family and Medical Leave Act, as amended (FMLA), and similar federal, state, and local laws, or the applicable laws of any foreign country; (iii) under federal, state or local law, or the applicable laws of any foreign country, of any nature whatsoever, including but not limited to constitutional, statutory, contractual and common law; and (iv) for attorneys’ fees. Executive specifically waives [hisher] right to bring or participate in any class or collective action against FCB. Provided, however, that this release does not apply to claims by Executive: (aa) for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies; (bb) for vested pension or retirement benefits including under FCB’s 401(k) or money purchase pension plan; (cc) to continuation coverage under COBRA, or equivalent applicable law; (dd) to rights that cannot lawfully be released by a private settlement agreement; (ee) to enforce, or for a breach of, this Agreement; (ff) to payment of salary and paid time off to the extent earned prior to Executive’s date of termination; (gg) to reimbursement of any medical expenses that Executive or [his/her] eligible dependents may have incurred, for which Executive has submitted or will submit a claim, and which is reimbursable under the terms of any applicable medical plan sponsored by the Company in which Executive and/or [his/her] dependents are enrolled; (hh) to reimbursement of business expenses in accordance with applicable Company policy; (ii) to vested equity compensation awards (including any such awards that vest by virtue of Executive’s termination of employment) and deferred compensation previously granted or deferred under an applicable Company plan which rights, following execution of this Agreement, will continue to be governed by and subject to the terms and conditions of the applicable plan; (jj) to seek or receive unemployment compensation benefits or other government mandated benefits; (kk) to indemnification (and advancement of expenses) to the maximum extent permitted by law and provided in the Company’s and its affiliates’ by-laws and to directors and officers insurance coverage; or (jj) amounts of the Special Bonus due under the Special Bonus section of the Letter Agreement (collectively, the “Reserved Claims”). For the purpose of implementing a full and complete release and discharge, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which [he/she] does not know or suspect to exist in [his/her] favor at the time of execution hereof, and that this Agreement contemplated the extinguishment of any such claim or claims.
4.Covenant Not To Sue. In consideration of the benefits offered to Executive, Executive will not sue Releasees on any of the released claims or on any matters relating to [his/her] employment arising before the execution of this Agreement other than with respect to the Reserved Claims, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees or pursue legal relief for such claims or rights, or opt-in to an action brought by others asserting such claims. In the event that Executive is made a member of any class asserting such claims without [his/her] knowledge or consent, [he/she] shall opt-out of such action at the first opportunity; provided, however, this paragraph will not bar a challenge under the OWBPA to the enforceability of the waiver and the ADEA Release set forth in this Agreement, the Reserved Claims, or where otherwise prohibited by law. If Executive does not abide by this paragraph, then (i) [he/she] will return all monies received under this Agreement and indemnify Releasees for all expenses incurred in defending the action, and (ii) Releasees will be relieved of their obligations hereunder.
5.Right to Review. FCB delivered this Agreement to Executive via [insert method of delivery] on [date] (the “Notification Date”), and hereby informs Executive that it desires that [he/she] have adequate time and opportunity to review and understand the consequences of entering into the Agreement, including the ADEA Release set forth above. Accordingly, FCB
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advises Executive as follows: (i) Executive should consult with [his/her] attorney prior to executing this Agreement; and (ii) in accordance with the terms of the Letter Agreement, Executive has forty-five (45) days from the Termination Date within which to consider this Agreement, including the ADEA Release. In accordance with the terms of the Letter Agreement, in the event that Executive does not return an executed copy of this Agreement by the 45th day after the Termination Date, this Agreement shall become null and void. Executive acknowledges and understands that [he/she] is not required to use the entire 45-day review period and may execute and return this Agreement at any time before the 45th day following the Notification Date. The executed Agreement should be returned to: [insert].
6.Revocation. Executive may revoke [his/her] acceptance of and agreement to this Agreement during the seven (7) day period immediately following [his/her] execution of this Agreement. This Agreement will not become effective or enforceable until the revocation period has expired. To revoke this Agreement, a written notice of revocation must be delivered to: [insert].
7. Agency Charges/Investigations. Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.) (“Government Agency”), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. Executive further understands that this Agreement does not limit the ability of Executive or FCB, or its affiliates or assignees, to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency in connection with reporting a possible securities law violation, or other violation of law, without notice to FCB. Executive agrees that by signing this Agreement, Executive waives Executive’s right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any charges, investigations or proceedings, other than Executive’s right to receive an award for information provided to any Government Agency/SEC staff.
8.Withholding. FCB shall make such deductions and withhold such amounts from the payment made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order, as well as any other amounts specifically authorized to be withheld or deducted by Executive in writing.
9.Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each Party hereto.
10.Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the Parties under this Agreement.

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11.Governing Law/Venue. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction.  The Parties consent to exclusive jurisdiction in North Carolina for the purpose of any litigation relating to this Agreement, and agree that any litigation by or involving them relating to this Agreement shall be conducted in the state courts of North Carolina or the appropriate federal district court located in North Carolina. Executive consents to the exercise of personal jurisdiction in any state or federal court located in North Carolina and waives any objection based upon personal jurisdiction or forum non conveniens with respect to any action commenced in such courts.
12.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Counterparts containing facsimile signatures shall be deemed to contain original signatures.
13. Section 409A of the Internal Revenue Code.
(a)Parties’ Intent. The Parties intend that all payments or benefits hereunder shall either qualify for an exemption from or comply with the applicable rules governing non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with such intention.

(b)Separation from Service. A termination of employment or separation from service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A upon or following a termination of employment or separation from service unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(c)Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

(d)Delayed Distribution to Key Employees. If FCB determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in its sole discretion, that Executive is a Key Employee of the Company on the date her employment terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any payment provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of termination of Executive’s employment (the “409A Delay Period”). In such event, any payment provided under this Agreement that otherwise would be due and payable to Employee during the 409A Delay Period shall be paid to Employee in a lump sum cash amount in the month following the 409A Delay Period. For the purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If Executive is identified as a Key
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Employee on an Identification Date, Executive shall be considered a Key Employee for purposes of the Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

14.Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that FCB (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if, in the written opinion of counsel to FCB, such payment or action: (a) would be prohibited by or would violate any provision of state or federal law applicable to FCB, including without limitation the Federal Deposit Insurance Act, as now in effect or hereafter amended, (b) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Government Agency, or (c) otherwise would be prohibited by any Government Agency.

15.Entire Agreement. Except as otherwise provided in this Agreement, and except for the surviving terms of the Letter Agreement and the continuing obligations that Executive has under certain restrictive covenants that continued by operation of law after the Closing (as defined in the Letter Agreement), this Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Executive’s employment with FCB, (ii) supersedes all other understandings and agreements, oral or written, between the Parties with respect to the subject matter of this Agreement; and (iii) constitutes the sole agreement between the Parties with respect to this subject matter. Each Party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any Party or by anyone acting on behalf of any Party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the Parties unless such change or modification is in writing and is signed by the Parties.

[Signatures on the following page]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of FCB by a duly authorized officer, as of the day and year written below.

EXECUTIVE REPRESENTS THAT SHE HAS CAREFULLY READ THIS ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

EXECUTIVE:

[Name]
Date:________________________________

     FIRST-CITIZENS BANK & TRUST COMPANY

                    By:
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                    Its: _____________________________

Date:___________________________

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